Exhibit 99.1

ONYX Awarded Solar Power Project for Upscale Caribbean Resort

Onyx Service & Solutions, Inc. (OTCQB: ONYX) has executed a Letter of Intent to construct a 2nd project for Roatan, Honduras. This 2nd project calls for constructing a solar power project that will power West Bay Lodge Resort - which is located at the famous West Bay Beach, the most popular tourist destination on Roatan. ONYX is also currently developing a very large 18.5 Megawatt solar power project in central Roatan.

ONYX management is pursuing the lucrative market for solar power projects in areas that rely on costly diesel generation for power, such as Roatan, Honduras. Numerous nations throughout Latin America and the Caribbean use diesel generated electricity as their sole method of supplying power to their citizens and businesses. This imported diesel is a quick solution to the need for electricity but comes at a high cost to the sovereignty and financial stability of these countries. Thanks to their sunny climates, solar power has been identified as an ideal economical solution to power these countries.

The Onyx Service & Solutions mission is to manifest cutting edge energy technology, products, manufacturing advances and construction projects to successfully compete in a global energy marketplace, which includes Exxon Mobil Corp (NYSE: XOM), First Solar Inc (NASDAQ: FSLR), General Electric (NYSE: GE) and EmpressaNacionale de Electricida (NYSE: EOC).

For more information on the Company see: http://www.OnyxService.com.

About Onyx Service & Solutions, Inc. (OTCQB: ONYX)

Onyx Service & Solutions, Inc. is a for-profit corporation that focuses on brilliant alternative energy solutions including medium to large-scale solar construction projects, cutting edge solar technology acquisition and development, new to market solar product development, advances in solar product manufacturing, worldwide solar product sales and creative financing expertise of alternative energy related projects .

ONYX Service & Solutions, Inc. is listed on the NASDAQ OTC exchange as an OTCQB tier company. OTCQB companies report to the SEC or a U.S. banking regulator, making it easy for investors to identify companies that are current in their reporting obligations. OTCQB securities may also be quoted on the FINRA BB. The OTCQB allows investors to easily identify reporting companies traded in the OTC market regardless of where they are quoted.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.